Exhibit (d)(10)

AMENDED AND RESTATED MANAGEMENT AGREEMENT

The AMENDED MANAGEMENT AGREEMENT, dated as of April 29, 2005, and amended and restated as of May 1, 2017, is by and between Domini Investment Trust, a Massachusetts business trust (the “Trust”), and Domini Impact Investments LLC, a Massachusetts limited liability company (“Domini” or the “Manager”).

W I T N E S S E T H:

WHEREAS, the Trust engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, in each case as amended and in effect from time to time, the “1940 Act”); and

WHEREAS, the Trust wishes to engage Domini to provide certain investment advisory services for the series of the Trust designated as Domini Impact Bond Fund (the “Fund”), and Domini is willing to provide such investment advisory services for the Fund on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

1. DUTIES OF DOMINI.

Domini shall act as the Manager for the Fund and as such shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held uninvested, subject always to the restrictions of the Trust’s Declaration of Trust, dated June 7, 1989, and By-laws, as each may be amended and restated from time to time (respectively, the “Declaration” and the “By-Laws”), the provisions of the 1940 Act, and the then-current registration statement of the Trust with respect to the Fund. The Manager shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Trust’s portfolio securities shall be exercised. Should the Board of Trustees of the Trust at any time, however, make any definite determination as to investment policy applicable to the Fund and notify the Manager thereof in writing, the Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Manager shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above and, in particular, to place all orders for the purchase or sale of securities for the Fund’s account with the brokers or dealers selected by it, and to that end the Manager is authorized as the agent of the Trust to give instructions to the custodian or any subcustodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or the other accounts over which the Manager, any subadviser, submanager or respective “affiliated person” thereof exercises investment discretion. The Manager is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Manager and any “affiliated person” of the Manager have with respect to accounts over which they exercise investment discretion. The Trustees of the Trust shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund. In making purchases or sales of securities or other property for the account of the Fund, the Manager may deal with itself or with the Trustees of the Trust or the Trust’s underwriter or distributor to the extent such actions are permitted by the 1940 Act. In providing the services and assuming the obligations set forth herein, the Manager may, subject to the requirements of the 1940 Act or any exemptive order granted thereunder, employ at its own expense, or may request that the Trust employ at the Fund’s expense, one or more subadvisers or submanagers; provided that in each case the Manager shall supervise the activities of each subadviser or submanager. Any agreement between the Manager and a subadviser or submanager shall be subject to the renewal, termination and amendment provisions applicable to this Agreement. Any agreement by the Trust on behalf of the Fund and a subadviser or submanager may be terminated by the Manager at any time on not more than 60 days’ nor less than 30 days’ written notice to the Trust and the subadviser or submanager, as applicable.

2. ALLOCATION OF CHARGES AND EXPENSES.

Domini shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section 1 above. Except as provided in the foregoing sentence, it is understood that the Trust will pay all of its own expenses including, without limitation, organization costs of the Trust; compensation of Trustees who are not “interested persons” of the Trust; governmental fees, including but not limited to Securities and Exchange Commission fees and state “blue sky” fees, if any; interest expense; loan commitment fees; taxes; brokerage fees and commissions; membership dues in industry and professional associations; fees and expenses of auditors and accountants, legal counsel and any transfer agent, distributor, shareholder servicing agent, recordkeeper, registrar or dividend disbursing agent of the Trust; expenses relating to the issuance and redemption of shares of beneficial interest of the Fund and servicing shareholder accounts; expenses of preparing, typesetting, printing and mailing prospectuses, statements of additional information, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to shareholders of the Fund; expenses connected with the execution, recording and settlement of security transactions; insurance premiums; fees and expenses of the custodian for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of the Fund (including but not limited to the fees of independent pricing services); expenses connected with maintaining the Trust’s existence as a Massachusetts business trust; expenses of meetings of the Fund’s shareholders; and such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust on behalf of the Fund may be party and the legal obligation which the Trust may have to indemnify its Trustees and officers with respect thereto.

3. COMPENSATION OF DOMINI.

For the services to be rendered and facilities provided by Domini hereunder for the benefit of the Fund, the Trust will pay Domini from the assets of the Fund an advisory fee accrued daily and payable monthly as specified on the Schedule A which is attached hereto and made a part of this Agreement. Such compensation shall be paid to Domini at the end of each month, and calculated by applying a daily rate, based on the annual percentage rates as specified on the attached Schedule A, to the assets of the Fund. The fee calculation shall be based on the Fund’s average daily net assets for the Fund’s then current fiscal year. The Manager shall pay any applicable fees to the subadviser(s) or submanager(s) on the Fund’s behalf. If Domini provides services hereunder for less than the whole of any period specified in this Section 3, the compensation to Domini shall be accordingly adjusted and prorated.

4. COVENANTS OF DOMINI.

Domini agrees that it will not deal with itself, or with the Trustees of the Trust or the Trust’s principal underwriter or distributor, if any, as principals in making purchases or sales of securities or other property, except as permitted by the 1940 Act, will not take a long or short position in shares of beneficial interest of the Fund, except as permitted by the Declaration, and will comply with all other provisions of the Declaration and By-Laws and the then-current registration statement of the Trust applicable to the Fund relative to Domini and its directors and officers.

5. LIMITATION OF LIABILITY OF DOMINI.

Domini shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 5, the term “Domini” shall include directors, officers and employees of Domini as well as Domini itself.

6. ACTIVITIES OF DOMINI.

The services of Domini to the Fund are not to be deemed to be exclusive, Domini being free to render investment advisory and/or other services to others. It is understood that Trustees and officers of the Trust and shareholders of the Fund are or may be or may become interested in Domini as directors, officers, employees or otherwise and that directors, officers and employees of Domini are or may become similarly interested in the Trust or the Fund and that Domini may be or may become interested in the Trust or the Fund as a shareholder or otherwise.

7. DURATION, TERMINATION AND AMENDMENTS OF THIS AGREEMENT.

This Agreement shall become effective as of the day and year first above written, shall govern the relations between the parties hereto thereafter and shall remain in force until May 1, 2018, on which date it will terminate unless its continuance after May 1, 2018 is “specifically approved at least annually” (a) by the vote of a majority of the Trustees of the Trust who are not “interested persons” of the Trust or of Domini at a meeting specifically called for the purpose of voting on such approval and (b) by the Board of Trustees of the Trust or by “vote of a majority of the outstanding voting securities” of the Fund.

This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by the “vote of a majority of the outstanding voting securities” of the Fund, or by Domini, in each case on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall automatically terminate in the event of its “assignment.”

This Agreement may be amended only if such amendment is approved by the “vote of a majority of the outstanding voting securities” of the Fund (except for any such amendment as may be effected in the absence of such approval without violating the 1940 Act).

The terms “specifically approved at least annually,” “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested persons,” when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Act.

Each party acknowledges and agrees that all obligations of the Trust under this Agreement are binding only with respect to the Fund; that any liability of the Trust under this Agreement, or in connection with the transactions contemplated herein, shall be discharged only out of the assets of the Fund; and that no other series of the Trust shall be liable with respect to this Agreement or in connection with the transactions contemplated herein.

The undersigned officer of the Trust has executed this Agreement not individually, but as an officer under the Declaration and the obligations of this Agreement are not binding upon any of the Trustees or officers of the Trust or holders of shares of beneficial interest of the Fund individually.

8. GOVERNING LAW.

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

DOMINI INVESTMENT TRUST	DOMINI IMPACT INVESTMENTS LLC
On behalf of Domini Impact Bond Fund

By:	/s/ Carole M. Laible	By:	/s/ Amy Domini Thornton
	Name: Carole M. Laible		Name: Amy Domini Thornton
	Title: Treasurer and Vice President		Title: Manager and Chair

By: /s/ Carole M. Laible
Name: Carole M. Laible
Title: Manager and Chief Executive Officer

Schedule A

Pursuant to Section 3, Domini Investment Trust, on behalf of Domini Impact Bond Fund (f/k/a Domini Social Bond Fund), shall pay the Manager compensation at the following annual rates:

0.330% of the first $50 million of net assets managed

0.320% of the next $50 million of net assets managed

0.315% of net assets managed in excess of $100 million